THE ADVISORS' INNER CIRCLE FUND III

                     AMENDED AND RESTATED DISTRIBUTION PLAN

          WHEREAS, The Advisors' Inner Circle Fund III (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, SEI Investments Distribution Co. (the "Distributor") serves as distributor to the Trust; and

          WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Trust and the owners of units (the "shares") of beneficial interest (the "Shareholders") in the Trust;

          NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

          SECTION 1. The Trust has adopted this Distribution Plan (the "Plan") to enable the Trust to directly or indirectly bear expenses relating to the distribution of certain of the classes of shares of certain of the portfolios of the Trust (each, a "Fund") as may, from time to time, be added to the Plan and listed on the Schedules attached hereto (collectively, the "Schedules").

          SECTION 2. The Trust will pay the distributor of each such class of shares a fee at the annual rate specified on each of the Schedules. The distributor may retain all or a part of this fee as compensation for distribution or shareholder services it provides or it may use such fees for compensation of broker/dealers and other financial institutions and intermediaries that provide distribution or shareholder services as specified by the distributor. The actual fee to be paid by the distributor to broker/dealers and financial institutions and intermediaries will be negotiated based on the extent and quality of services provided.

          SECTION 3. This Plan shall not take effect as to a Fund (or class of shares of a Fund) until it has been approved (a) by a vote of at least a majority of the outstanding shares of such Fund or class, if adopted after any public offering of the shares or the sale of such shares to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund or affiliated persons of such promoters; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

          SECTION 4. This Plan shall continue in effect for a period of one year after it takes effect and may be continued thereafter for additional one year periods only so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of Section 3 herein for the approval of this Plan.

          SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

          SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or, with respect to any such class of shares of a Fund, by vote of a majority of the outstanding shares of the class. Termination by the Shareholders of any class of a Fund will not affect the validity of this Plan with respect to the shares of any other class of the Fund or any other Fund.

          SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or with respect to shares of any class of a Fund, by vote of a majority of the outstanding shares of such class, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

          SECTION 8. This Plan may be amended in the manner provided in Part
(b) of Section 3 herein for the approval of this Plan; provided, however, that the Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof with respect to the shares of any class of a Fund without the approval of a majority of the outstanding shares of such class.

          SECTION 9. While this Plan is in effect, (i) a majority of the Trustees of the Trust shall not be interested persons of the Trust; (ii) the selection and nomination of any disinterested Trustees shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust; and (iii) any person who acts as legal counsel to for the disinterested Trustees is an independent legal counsel, as such term is defined in Rule 0-1(a)(6) of the 1940 Act.

          SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

          SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

Approved: May 15, 2014
Amended and Restated: March 3, 2015

                                   SCHEDULE A
                               DATED MAY 15, 2014
                     TO THE ADVISORS' INNER CIRCLE FUND III
                               DISTRIBUTION PLAN
                               DATED MAY 15, 2014

       Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution fees for the following Fund(s), and/or classes thereof, shall not exceed the amounts listed below:


Fund                                            Class of Shares           Fee
--------------------------------------------------------------------------------
Rothschild Larch Lane Alternatives Fund            Investor              0.25%